Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

WAVE Life Sciences Ltd.:

We consent to the use of our report dated March 16, 2017, with respect to the consolidated balance sheets of WAVE Life Sciences Ltd. as of December 31, 2016 and 2015 and the related consolidated statements of operations, comprehensive loss, Series A preferred shares and shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated by reference herein.

(signed) KPMG LLP

Cambridge, Massachusetts

November 9, 2017